As filed with the Securities and Exchange Commission on February 24, 2011

Registration Statement No. 333-149250

333-156958

333-159949

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-149250

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-156958

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-159949

UNDER THE SECURITIES ACT OF 1933

BMP SUNSTONE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0434726
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

600 W. Germantown Pike, Suite 400 Plymouth Meeting, Pennsylvania 19462 (610) 940-1675	David Gao President and Chief Executive Officer BMP Sunstone Corporation 600 W. Germantown Pike, Suite 400 Plymouth Meeting, Pennsylvania 19462 (610) 940-1675
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Joanne R. Soslow, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those Common Stock, Warrants to purchase Common Stock or Units, and Units that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by BMP Sunstone Corporation, a Delaware corporation (the “Company”), remove from registration all securities registered under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (No. 333-149250), pertaining to the registration of 1,037,580 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), all of which are issuable upon the exercise of warrants, which was originally filed with the Commission on February 14, 2008 and amended on May 8, 2008.

•

Registration Statement on Form S-3 (No. 333-156958), pertaining to the registration of $70,000,000 of senior debt securities, Common Stock, preferred stock, warrants, units, contracts to purchase shares of common stock and/or stock purchase units of the Company, which was filed with the Commission on January 27, 2009.

•

Registration Statement on Form S-3 (No. 333-159949), pertaining to the registration of 10,158,996 shares of the Common Stock, including 2,116,662 shares issuable upon conversion of the Company’s 12.5% March Cash Secured Convertible Notes, which was filed with the Commission on June 12, 2009.

On October 28, 2010, the Company entered into an Agreement and Plan of Merger with sanofi-aventis, a French société anonyme (“Parent”), and Star 2010, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is effective as of February 24, 2011 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each outstanding share of Common Stock (other than shares owned by the Company or its subsidiaries, Parent or Merger Sub) was automatically converted into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of it securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post–effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

ITEM 16.	EXHIBITS AND FINANCIAL SCHEDULES.

Exhibit Number	Description

24.01	Power of Attorney (previously filed with the Registration Statements)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth Meeting, in the Commonwealth of Pennsylvania, on February 24, 2011.

BMP SUNSTONE CORPORATION

By:	/s/ Fred M. Powell
Name: Fred M. Powell Title: Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Gao David Gao	President, Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2011

/s/ Fred M. Powell Fred M. Powell	Chief Financial Officer (Principal Financial and Accounting Officer)	February 24, 2011

* Martyn D. Greenacre	Chairman	February 24, 2011

* Les R. Baledge	Director	February 24, 2011

* Daniel P. Harrington	Director	February 24, 2011

* Frank J. Hollendoner	Director	February 24, 2011

* John W. Stakes, M.D.	Director	February 24, 2011

* Zhijun Tong	Director	February 24, 2011

* Albert Yeung	Director	February 24, 2011

*By:	/s/ Fred M. Powell
Fred M. Powell Attorney-in-fact

Exhibit index

Exhibit Number	Description

24.01	Power of Attorney (previously filed with the Registration Statements)

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